EXHIBIT 10.1

2005 Key Executive
Incentive Compensation Plan

Name:
Title:
Effective Date:	January 1, 2005

Plan Description

Plan Objectives	To provide key executive team members with incentives and rewards for achieving and exceeding 2005 LTF business goals.
Performance Measures	[Earnings Before Taxes (EBT)][Earning Before Interest, Taxes, Depreciation and Amortization (EBITDA)] Capital Expenditure (CapEx)

Cash -Annual

•	Target Pay: $

•	Guaranteed Pay: $

Incentive Details

•	Performance is based on LTF 2005 Fiscal Year, 1/1/05 — 12/31/05

•	Monthly payout opportunity

•	Based on Year-To-Date [EBT/EBITDA] Actual vs. Plan as of Month-End

•	Year-end opportunity if CapEx is below budget

Incentive Repayment

If, during the year, performance drops to a level such that incentive payments made exceed the amount earned, Life Time Fitness, Inc. reserves the right to reclaim the amount of the overpayment by reducing future semi-monthly guaranteed pay amounts.

Life Time Fitness, Inc.	Page 1
2005 Incentive Compensation Plan

2005 Key Executive
Incentive Formulas

Monthly Incentive

(Actual YTD [EBT/EBITDA] / Plan YTD [EBT/EBITDA] times YTD Target Pay) minus YTD Guaranteed Pay = Incentive Payout

Year-End Incentive

[(Actual CapEx / Plan CapEx) minus 1] times Annual Target Pay

Life Time Fitness, Inc.	Page 2
2005 Incentive Compensation Plan

Administration

CapEx /[EBT/EBITDA] Performance
•	If CapEx Actual vs. Plan is unfavorable during the year, the company may withhold payout on the [EBT/EBITDA] component to offset the future negative variance.

•	Any unfavorable CapEx performance will be deducted from the [EBT/EBITDA] component for December, and if necessary from guaranteed pay amounts if the negative variance exceeds the amount owed on the [EBT/EBITDA] component.

•	If it is anticipated that [EBT/EBITDA] or CapEx performance will be unfavorable during the year, the company may withhold payout on the [EBT/EBITDA] component to offset the future negative variance.

Payout Timing
•	All payouts for the monthly incentive will be made via the payroll run which follows the month-end close (24th of the following month). The incentive amount reflects the previous month’s YTD performance.

•	Any year-end CapEx incentive will be made via the payroll run which follows the December month-end close, typically January 24th of the following year.

Plan Eligibility
•	To be eligible for plan payout on the [EBT/EBITDA] component, the executive must be employed in a key executive role at month-end and be on the payroll at least one-half of the month.

•	If the executive moves to a new position during the period, which has a different target pay opportunity, any incentive payments will be prorated for weeks in the respective positions.

•	A pro-rated payment of the earned monthly bonus will be made if employee dies or becomes disabled during the eligibility period.

•	Eligibility for a payout is cancelled when a participant voluntarily or involuntarily terminates employment before the end of the period of plan eligibility.

IMPORTANT NOTE:

The plan, and any terms contained in the plan (e.g. “guaranteed pay”), does not represent an employment agreement and does not assure or give evidence of continued employment or claim to continued employment of any participant for any time or period or position at any specified pay level.

This plan may be amended or terminated at any time by the Compensation Committee of Life Time Fitness, Inc. The plan, as described above, supersedes any and all plans, or earlier descriptions of plans.

Life Time Fitness, Inc.	Page 3
2005 Incentive Compensation Plan